Exhibit 107

	Security	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(g)	21,320,000(2)	$11.50(5)	$245,180,000.00	0.0000927	$22,728.19

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	57,538,996(3)	1.90(6)	109,324,092.40	0.0000927	10,134.34

Fees to Be Paid	Equity	Warrants to purchase shares of common stock	457(i)	7,520,000(4)	—	—	—	—(6)

		Total Offering Amounts						354,504,092.40

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						32,862.53

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of the primary issuance of 21,320,000 shares of the Registrant’s common stock, $0.0001 par value (the “Common Stock”), consisting of up to (i) 7,520,000 shares of Common Stock issuable upon exercise of warrants originally issued in a private placement (the “private placement warrants”) in connection with the initial public offering of CITIC Capital Acquisition Corp. (“CCAC”) by the holders thereof and (ii) 13,800,000 shares of Common Stock issuable upon exercise of the public warrants originally issued in the initial public offering of CCAC (the “public warrants” and together with the private placement warrants, the “Warrants”) by the holders thereof.

(3)

Consists of up to 57,538,996 shares of Common Stock being registered for resale by the selling securityholders named in this registration statement consisting of up to: (i) 3,695,000 shares of common stock purchased by subscribers in a private placement pursuant to separate subscription agreements, (ii) 6,900,000 shares of common stock (the “founder shares”) originally issued in a private placement to CITIC Capital Acquisition LLC in connection with the initial public offering of CCAC, (iii) 197,875 shares of Common Stock issued upon exercise of outstanding options, (iv) 34,422,480 shares of Common Stock beneficially owned by certain stockholders who have been granted registration rights, and (v) 4,803,641 shares of Common Stock issued pursuant to the share issuance agreements dated March 31, 2022.

(4)	Represents the resale of 7,520,000 private placement warrants.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of common stock issuable upon exercise of the public warrants and private placement warrants.
(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Common Stock on April 4, 2022, as reported on the New York Stock Exchange.

(7)

In accordance with Rule 457(g), the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.